                                                                    EXHIBIT 4.15

                       ENVIRONMENTAL INDEMNITY AGREEMENT

     This ENVIRONMENTAL INDEMNITY AGREEMENT ("Agreement") is made as of August , 1995, by AMERICAN RICE, INC., a Texas corporation (the "Company"), in favor of U.S. TRUST COMPANY OF TEXAS, N.A., a national banking association, in its capacity as Trustee under the Indenture (as hereinafter defined) ("Trustee").

                               FACTUAL BACKGROUND

     A. Indenture. Trustee and the Company are the parties to that certain Indenture dated as of August [ ], 1995 (the "Indenture"). Unless otherwise defined herein, capitalized terms are used in this Agreement as they are defined in the Indenture.

     B. Issuance of Notes. The Company has, under the Indenture, issued its [ ]% Mortgage Notes due 2002 With Contingent Interest (together with all renewals, extensions and modifications thereof and replacements therefor, the "Notes") in the aggregate principal amount of $100,000,000.00.

     C. Deeds of Trust; Secured Obligations. The Indenture requires that the obligations of the Company under the Notes, the Indenture and other Collateral Documents be secured by liens and security interests covering certain property of the Company. Accordingly, in connection with the Indenture, the Company is executing and delivering that certain (a) Deed of Trust, Leasehold Deed of Trust, Security Agreement, Fixture Filing and Assignment of Rents, Leases and Leasehold Interests of even date herewith (the "California Deed of Trust") covering, among other things, certain real property of the Company located in Maxwell, California; (b) Leasehold Deed of Trust, Security Agreement, Fixtures Financing Statement, Mortgage and Assignment of Rents, Leases and Leasehold Interests of even date herewith covering, among other things, certain real property of the Company located in Freeport, Texas (the "Freeport Deed of Trust"); (c) Deed of Trust, Security Agreement, Fixtures Financing Statement, Mortgage and Assignment of Rents, Leases and Leasehold Interests of even date herewith covering, among other things, certain real property of the Company located in Houston, Texas (the "Houston Deed of Trust"); and (d) Mortgage, Security Agreement and Assignment of Rents, Leases and Leasehold Interests of even date herewith covering, among other things, certain real property of the Company located in Stuttgart, Arkansas (the "Arkansas Mortgage") (the California Deed of Trust, Freeport Deed of Trust, Houston Deed of Trust and Arkansas Mortgage are sometimes hereinafter collectively referred to as the "Deeds of Trust," and individually, as a "Deed of Trust"); and (e) certain other Collateral Documents covering other property of the Company. The obligations of the Company under the Deeds of Trust may also be secured by other collateral, as more fully explained in the Indenture and the Collateral Documents. For purposes of this Agreement, the term "Secured Obligations" shall mean all obligations secured by the Deeds of Trust and/or any of the other Collateral Documents, and any additional obligations of the Company hereunder to the extent such obligations are secured by any of the Deeds of Trust as provided herein.

     D. Purpose. By accepting the Deeds of Trust, Trustee may potentially become subject to certain costs, risks and liabilities. Among other things, it may be alleged that Trustee is subject to liabilities or alleged liabilities relating to environmental conditions as an "owner" or "operator" under applicable environmental law. These costs and liabilities may arise before or after repayment of the Secured Obligations, and before or after foreclosure under any of the Deeds of Trust. Trustee disputes the legitimacy of any such allegations or any responsibility for any such costs or liabilities. Trustee would not have any potential responsibility for such costs and liabilities were it not for Trustee accepting any of the Deeds of Trust. For this reason, Trustee and the Company have agreed as set forth below.
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                                   AGREEMENT

                                   ARTICLE I

     NOW, THEREFORE, for good and valuable consideration, Trustee and the Company agree as follows:

     1. Definitions. As used in this Agreement, the following terms have the meanings set forth below:

     1.1 "Company" means (i) the trustor under the California Deed of Trust, and includes any successor-in-interest of the trustor to the Trust Property (as defined in the California Deed of Trust) before the California Deed of Trust has been discharged, reconveyed or foreclosed upon; (ii) the grantor under the Texas Deed of Trust, and includes any successor-in-interest of the grantor to the Trust Property (as defined in the Texas Deed of Trust) before the Texas Deed of Trust has been discharged, reconveyed or foreclosed upon; and (iii) the mortgagor under the Arkansas Mortgage, and includes any successor-in-interest of the mortgagor to the Mortgaged Property (as defined in the Arkansas Mortgage) before the Arkansas Mortgage has been discharged, reconveyed or foreclosed upon.

     1.2 "Environmental Laws" means any and all local, state, and federal environmental laws or ordinances, rules, regulations, and requirements.

     1.3 "Environmental Order" means an order of any federal, state or local governmental agency relating to the cleanup, remediation or other response action required by applicable law.

     1.4 "Hazardous Substance" for purposes of Article II hereof has the meaning assigned to the term "hazardous substance" in Section 736(f)(3) of the California Code of Civil Procedure, [need to add Texas and Arkansas statutes], as such statutes may be amended from time to time.

     1.5 "Hazardous Substance" for purposes of Article III hereof means:

     (i) Those substances included within the definitions of "hazardous substances," "hazardous materials," "toxic substances," or "solid waste" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. sec. 9601 et seq.), as amended by Superfund Amendments and Reauthorization Act of 1986 (Pub. L. 99-499, 100 Stat. 1613), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. sec. 6901 et seq.), and the Hazardous Materials Transportation Act (49 U.S.C. sec. 1801 et seq.,) and in the regulations promulgated pursuant to said laws, all as amended;

     (ii) Those substances listed in the United States Department of Transportation Table (49 C.F.R. Part 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 C.F.R. Part 302 and amendments thereto);

     (iii) Any material, waste or substance which is (A) petroleum, (B) asbestos, (C) polychlorinated biphenyls, (D) designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act (33 U.S.C. sec. 1251 et seq.), (33 U.S.C. sec. 1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. sec. 1317); (E) a chemical substance or mixture regulated under the Toxic Substances Control Act of 1976 (15 U.S.C. sec. 2601 et seq.) (F) flammable explosives; or (G) radioactive materials;

     (iv) Any material, waste or substance which is included within any of the following:

     1. any of the definitions of "acutely hazardous waste," "extremely hazardous waste," "hazardous waste," "infectious waste," "retrograde material," "volatile organic compound" or "waste" pursuant to Cal. Health & Safety Code sec. 25110 et seq., [need to add Texas & Arkansas statutes];

     2. any chemical known to the state of California to cause cancer or reproductivity toxicity as published pursuant to the Safe Drinking Water and Toxic Enforcement Act of 1986, Cal. Health & Safety Code sec. 25249.5 et seq., [need to add Texas & Arkansas statutes];

     3. the definition of "hazardous substance" pursuant to Cal. Health & Safety Code sec. 25281, [need to add Texas & Arkansas statutes];

     4. the definition of "hazardous substance" as used in the Carpenter-Presley-Tanner Hazardous Substance Account Act, Cal. Health & Safety Code, sec. 25300 et seq.;

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     5. either of the definitions of "hazardous materials" or "hazardous substances" pursuant to Cal. Health & Safety sec. 25501, [need to add Texas & Arkansas statutes];

     6. the definition of "hazardous material" pursuant to Cal. Health & Safety Code sec. 25411;

     7. the definition of "asbestos" pursuant to Cal. Health & Safety Code sec. 25918, [need to add Texas & Arkansas statutes];

     8. either of the definitions of "air contaminant" or "air pollutant" as used in the Porter-Cologne Water Quality Control Act, Cal. Health & Safety Code sec. 39000 et seq., [need to add Texas & Arkansas statutes]; and

     9. "waste" or "hazardous substance" pursuant to Cal. Water Code sec. 13050, [need to add Texas & Arkansas statutes]; and

     (v) Such other substances, materials and wastes which are or become regulated under applicable Environmental Laws.

     1.6 "Indemnified Costs" means all actual or threatened liabilities, claims, actions, causes of action, judgments, orders, damages (including foreseeable and unforeseeable consequential damages), costs, expenses, fines, penalties and losses (including sums paid in settlement of claims and all consultant, expert and legal fees and expenses of Trustee's counsel), including (1) those incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work (whether of any of the Trust Property or any other property), or any resulting damages, harm or injuries to the person or property of any third parties or to any natural resources, and (2) those attributable to the negligence (but not the gross negligence or willful misconduct) of any Indemnified Party.

     1.7 "Indemnified Parties" means and includes: (a) Trustee and holders of any Notes; (b) any assignees of any party listed in clause (a); (c) any owners of participation interests in the interests of the parties listed in clause (a) in, under and to the Indenture, the Notes, the Collateral Documents or the Trust Property; (d) any purchasers who acquire all or part of the Trust Property from Trustee, its parent, or any of its subsidiaries or affiliates; (e) any purchasers of all or part of the Trust Property at any foreclosure sale, or any recipient of a deed or assignment in lieu of foreclosure of all or part of the Trust Property; (f) the parent, subsidiary and affiliated companies of each of the foregoing; and (g) the officers, directors, employees and agents of each of the foregoing.

     1.8 "Interest Rate" means at any given time, the highest nondefault rate of interest then applicable to all or part of the indebtedness outstanding under the Indenture, the Notes or the Collateral Documents.

     1.9 "Trust Property" means, as applicable, all the respective property that is or was at any time covered by the respective Deeds of Trust which may later include any and all property previously released from any of the Deeds of Trust.

     1.10 "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, including continuing migration, of Hazardous Substances into or through soil, surface water or groundwater. The term does not include actions directly relating to the incorporation in a lawful manner of building materials into a permanent improvement to the Trust Property.

     1.11 "Secured Party" means the beneficiary under the California Deed of Trust and the Texas Deed of Trust, and the mortgagee under the Arkansas Mortgage, and any successor-in-interest of such beneficiary or mortgagee, as applicable, under the California Deed of Trust, Texas Deed of Trust, or Arkansas Mortgage.

                                   ARTICLE II

     2. Secured Indemnity.

     2.1 Scope of Indemnity. The Company shall indemnify each Indemnified Party that is a Secured Party under this Article II, and each such Indemnified Party may proceed against the Company under this

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Article II, with respect to all costs, amounts and liabilities that a Secured
Party is authorized and allowed to recover from a Trustor pursuant to Section 736 of the California Code of Civil Procedure [add Texas & Arkansas statutes]. The Company shall not indemnify the Indemnified Parties under this Article II, and the Indemnified Parties may not proceed against the Company under this
Article II, with respect to any costs, amounts and liabilities that a Secured Party is not authorized or allowed to recover from the Company pursuant to
Section 736 of the California Code of Civil Procedure [add Texas & Arkansas statutes]. Notwithstanding any provision herein or in any of the Indenture, the Notes or the Collateral Documents to the contrary, in the event that the Company is obligated to indemnify an Indemnified Party with respect to certain claims and liabilities under both this Article II and Article III, or in the event that an Indemnified Party may proceed against the Company under both this Article II and Article III with respect to any costs, amounts or liabilities, it is the intention of the Company and such Indemnified Party that the Company be obligated to indemnify such Indemnified Party with respect to such claims under only this Article II, and that such Indemnified Party be permitted to proceed against the Company with respect to such claims under only this Article II. The foregoing limitation shall not relieve the Company of its obligations under
Article III with respect to any claim not covered by this Article II, or prevent such Indemnified Party from proceeding against the Company under Article III with respect to any claim not covered by this Article II.

     2.2 Secured by Deeds of Trust; Enforcement. All rights of each Indemnified Party that is a Secured Party and all obligations of the Company under this
Article II are secured by each of the Deeds of Trust; provided, however, that such rights and obligations shall survive and be unsecured following the reconveyance, foreclosure or extinguishment of the particular Deed of Trust, which covers the particular Trust Property (the "Applicable Trust Property") relating to or giving rise to the obligations of the Company under this Agreement (the "Applicable Deed of Trust"), and certain other events as described in section 5.1 below. The foregoing notwithstanding, each Indemnified Party that is a Secured Party may enforce Trustor's obligations under this
Article II in any manner, including judicially, at any time while the Deeds of Trust continue to affect the Trust Property, as provided in Section 736 of the California Code of Civil Procedure [add Texas and Arkansas statutes], as such statutes may be amended from time to time.

     2.3 Indemnity Regarding Hazardous Substances.

     (a) The Company agrees to reimburse each Indemnified Party that is a Secured Party for and indemnify each such Indemnified Party against:

     (1) If not pursuant to an Environmental Order, those costs relating to a reasonable and good faith cleanup, remediation, or other response action concerning any Release or threatened Release of Hazardous Substances at, in, on, around or potentially affecting any part of the Trust Property or the soil, groundwater or soil vapor on or under the Trust Property, which costs may be incurred at any time, whether before or after the indebtedness secured by the Collateral Documents has been paid in full or the Applicable Deed of Trust is reconveyed, foreclosed or extinguished.

     (2) If pursuant to an Environmental Order, which may be imposed at any time, whether before or after the indebtedness secured by the Collateral Documents has been paid in full or the Applicable Deed of Trust is reconveyed, foreclosed or extinguished, concerning any Release or threatened Release of Hazardous Substances at, in, on, around or potentially affecting any part of the Trust Property or the soil, groundwater or soil vapor on or under the Trust Property, all amounts reasonably advanced in good faith by such Indemnified Party in connection with such Environmental Order, provided that such Indemnified Party shall negotiate or attempt to negotiate in good faith to minimize the amounts that such Indemnified Party shall be required to advance under the Environmental Order.

     (3) All liabilities of such Indemnified Party to any third party relating to the breach of any provision of this Agreement, and not arising from acts, omissions or other conduct which occur after the Company is no longer an owner or operator of the Applicable Trust Property, and provided that such Indemnified Party is not responsible for the environmentally impaired condition of the Applicable Trust Property in accordance with the standards set forth in subdivision (d) of Section 726.5 of the California Code of Civil Procedure [add Texas & Arkansas statutes]. For purposes of this clause (3), (i) the term "owner or operator" means those persons described in Section 101(20)(A) of the Comprehensive Environmental Response, Compensation and

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

Liability Act of 1980, as amended (42 U.S.C. Section 9601, et seq.), and (ii) such Indemnified Party shall be deemed to be not responsible for such environmentally impaired condition in accordance with California Code of Civil Procedure Section 726.5(d) [add Texas & Arkansas statutes], so long as such Indemnified Party did not knowingly or negligently cause or contribute to, or knowingly or wilfully permit or acquiesce in, the Release or threatened Release which caused the environmentally impaired condition.

     (4) Reasonable attorneys' fees and costs incurred by such Indemnified Party relating to any breach of this Agreement by the Company.

     (b) The damages that any Indemnified Party that is a Secured Party may recover pursuant to this Article II shall not include (i) any part of the principal amount or accrued interest owed under the Indenture or the Notes, except for any amounts advanced by such Indemnified Party to cure or mitigate any breach of this Agreement that are added to the principal amount, and interest thereon, pursuant to the Applicable Deed of Trust, or (ii) amounts which relate to a Release which was knowingly permitted, caused or contributed to by such Indemnified Party.

                                  ARTICLE III

     3. Unsecured Indemnity.

     3.1 Scope of Indemnity. The Company shall indemnify each Indemnified Party that is not a Secured Party and, to the extent not covered by Article II, each Indemnified Party that is a Secured Party, under this Article III, and each such Indemnified Party may proceed against the Company under this Article III, with respect to all costs, amounts and liabilities that a Secured Party is not authorized or allowed to recover from the Company pursuant to Section 736 of the California Code of Civil Procedure [add Texas & Arkansas statutes]. The Company shall not indemnify any Indemnified Party that is a Secured Party under this
Article III, and any such Indemnified Party may not proceed against the Company under this Article III, with respect to any costs, amounts and liabilities that a Secured Party is authorized or allowed to recover from the Company pursuant to
Section 736 of the California Code of Civil Procedure. Notwithstanding any provision herein, in the Indenture, Notes or in any other Collateral Document to the contrary, in the event that the Company is obligated to indemnify an Indemnified Party with respect to certain claims and liabilities under both
Article II and this Article III, or in the event that an Indemnified Party may proceed against the Company with respect to certain claims and liabilities under both Article II and this Article III, it is the intention of the Company and such Indemnified Party that the Company be obligated to indemnify such Indemnified Party with respect to such claims under only Article II and that such Indemnified Party be permitted to proceed against the Company with respect to such claims under only Article II. The foregoing limitation shall not relieve the Company of its obligations under this Article III, or prevent such Indemnified Party from proceeding against the Company under this Article III with respect to any claim not covered by Article II.

     3.2 Not Secured by Deeds of Trust. Notwithstanding any provision of the Deeds of Trust or any of the other Collateral Documents, for purposes of this Agreement, the rights of each Indemnified Party that is not a Secured Party and, to the extent not covered by Article II, each Indemnified Party that is a Secured Party, and all obligations of the Company, under this Article III shall not be secured by the Deeds of Trust.

     3.3 Indemnity Regarding Hazardous Substances. The Company indemnifies and holds each Indemnified Party that is not a Secured Party and, to the extent not covered by Article II, each Indemnified Party that is a Secured Party, harmless from and against any and all Indemnified Costs directly or indirectly arising out of or resulting from any Hazardous Substance being present or Released at, in, on or around, or potentially affecting, any part of the Trust Property or the soil, groundwater or soil vapor on or under the Applicable Trust Property, including:

     (a) Any claim for such Indemnified Costs asserted by any federal, state, or local governmental agency, including the United States Environmental Protection Agency, the California Environmental Protection Agency and Department of Health Services, [add Texas & Arkansas agencies] and state and regional water quality control boards, and including any claim that any such Indemnified Party is liable for any such

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Indemnified Costs as an "owner" or "operator" of the Applicable Trust Property under any law relating to Hazardous Substances; and

     (b) Any such Indemnified Costs claimed against any such Indemnified Party by any person other than a governmental agency, including any person who may purchase or lease all or any portion of the Applicable Trust Property from the Company, from any such Indemnified Party, or from any other purchaser or lessee; any person who may at any time have any interest in all or any portion of the Applicable Trust Property; any person who may at any time be responsible for any cleanup costs or other Indemnified Costs relating to the Applicable Trust Property; and any person claiming to have been injured in any way as a result of exposure to any Hazardous Substance; and

     (c) Any such Indemnified Costs which any such Indemnified Party reasonably believes at any time must be incurred to comply with any law, judgment, order, regulation or regulatory directive relating to Hazardous Substances, or which any such Indemnified Party reasonably believes at any time must be incurred to protect the public health or safety; and

     (d) Any such Indemnified Costs resulting from currently existing conditions in, on or around the Applicable Trust Property, whether known or unknown by the Company or such Indemnified Party at the time this Agreement is executed, and any such Indemnified Costs resulting from the activities of the Company, the Company's tenants, or any other person in, on or around the Applicable Trust Property.

                                   ARTICLE IV

     4. Common Indemnity Provisions.

     4.1 Compliance. The Company shall comply in all material respects with all Environmental Laws. If the Company fails to so comply, after notice to the Company and a reasonable opportunity to comply, Trustee may (without limiting any other rights and remedies of Trustee) protect its secured interest by causing the Applicable Trust Property to so comply at the Company's expense. Any amounts expended by the Company to cause the Applicable Trust Property to comply with Environmental Laws shall be paid by the Company to Trustee on demand, with interest on all such amounts expended from the date of the expenditure until paid at the defaulted interest rate provided in Section 4.01 of the Indenture (the "Default Rate").

     4.2 Cleanup. The Company shall promptly remove and clean up, or otherwise deal with, any Hazardous Substances if any Environmental Laws so require except to the extent that the failure to remove, clean up or otherwise deal with such Hazardous Substances would not reasonably be expected to have a material adverse effect upon the Applicable Trust Property. If the Company fails to so comply after notice and a reasonable opportunity to comply, Trustee may either declare the Applicable Deed of Trust to be in default or protect its security interest by causing such Hazardous Substances to be remediated to levels that are minimally acceptable to all applicable regulators or agencies having jurisdiction over the Applicable Trust Property at the Company's expense.

     4.3 Compliance Regarding Hazardous Substances. The Company shall keep the Trust Property free of (A) any Hazardous Substances, if any Environmental Laws so require except to the extent that the existence of such Hazardous Substances would not reasonably be expected to have a material adverse effect upon the Trust Property, and (B) any Lien imposed pursuant to any Environmental Laws.

     4.4 Notices Regarding Hazardous Substances. The Company shall notify Trustee immediately of the Company's discovery of (A) the release of any Hazardous Substance ("Contamination") on any of the Trust Property or any property so situated as to pose a material risk that such Hazardous Substance may spread onto any of the Trust Property ("Adjacent Property") and/or (B) any past or present material violation of any Environmental Law on any of the Trust Property or any Adjacent Property.

     4.5 Assignment of Claims. The Company unconditionally assigns, transfers, and sets over to Trustee all of the Company's claims and rights to the payment of damages that may arise from (A) any Contamination on any of the Trust Property caused by the spread of such Contamination from any Adjacent Property and/or (B) the violation of any Environmental Law on any Adjacent Property (the "Assigned Environmental

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Rights"). Until the occurrence of an Event of Default, the Company shall
(without limiting any other rights and remedies of Trustee) have the right to receive such payments. If an Event of Default has occurred and is continuing, Trustee shall have the right to elect either of the following options (which election Trustee may change from time to time):

          1. Trustee may proceed against the owner of such Adjacent Property (or the receiver, trustee, custodian, or other party) in the Company's name or in Trustee's name as agent for the Company. The Company agrees to cooperate with Trustee in such action and shall execute any and all documents required in furtherance of such action; or

          2. At Trustee's option, the Company may proceed in the Company's and Trustee's behalf in which event Trustee may participate in any such proceedings, and the Company from time to time shall deliver to Trustee all instruments that Trustee requests or may require to permit such participation (provided that if the original of any such instrument need not be delivered to Trustee in order to permit such participation, the Company may deliver to Trustee a copy of the same).

     However, Trustee shall not initiate such a proceeding, nor involve itself in such an already existing proceeding, unless the Company shall have failed to proceed in the Company's and Trustee's behalf immediately upon receiving notice from Trustee to do so. The Company shall, at its expense, diligently prosecute any such proceedings, deliver to Trustee copies of all papers served in connection with any such proceedings, and consult and cooperate with Trustee and its respective attorneys and agents in carrying on the prosecution of any such proceedings. The Company shall not settle any such proceeding without Trustee's consent, which consent shall not be unreasonably withheld. This assignment constitutes a present, irrevocable, and unconditional assignment of the foregoing claims, rights, and remedies, and shall continue in effect until all the Obligations of the Company to Trustee have been satisfied in full. Any amounts that Trustee receives as damages arising out of any Contamination of any of the Trust Property or the violation of any Environmental Law on any Adjacent Property shall be applied first to Trustee's costs and expenses (including, without limitation, reasonable attorneys' fees) incurred in connection with the exercise of the Assigned Environmental Rights.

     4.6 Asbestos. The Company shall not install nor permit to be installed on or in any of the Trust Property friable asbestos or any substance containing asbestos and deemed hazardous by federal or state regulations respecting such material, and with respect to any such material currently present on or in any of the Trust Property shall promptly either (A) remove any material that such regulations deem hazardous and require to be removed or (B) otherwise comply with such federal and state regulations, at the Company's expense. If the Company shall fail to so remove or otherwise comply, Trustee may, after notice to the Company and a reasonable opportunity to comply, do whatever is necessary to eliminate such substances from the Applicable Trust Property to the extent required by applicable law or otherwise comply with the applicable law, regulation, or order and the costs thereof, together with interest thereon from the date of such payment at the Default Rate, shall be added to the Obligations secured by the Applicable Deed of Trust. The Company shall give Trustee and its agents and employees access to the Applicable Trust Property to remove, remediate, encapsulate or otherwise treat such asbestos or substances. The Company shall defend, indemnify and save Trustee harmless from all costs and expenses (including consequential damages) asserted or proven against Trustee by any party, as a result of the presence of such substances, and any required removal or compliance with regulations. The foregoing indemnification shall survive repayment of the Notes.

     4.7 Environmental Inspections. Trustee may, at any time after the occurrence and continuance of an Event of Default, enter any of the Trust Property to ascertain its environmental condition and in so doing may sample building materials, take soil samples, test borings and otherwise inspect any of the Trust Property. The costs and expenses paid or incurred by Trustee in connection with such inspections and activities shall be reimbursed by the Company and shall constitute additional Obligations secured by the Applicable Deed of Trust.

     4.8 No Limitation of Indemnity. The Company's obligations under this Agreement shall not be diminished or affected in any respect as a result of any notice, disclosure or knowledge, if any, to or by any of

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the Indemnified Parties of the Release, presence, existence or threatened
Release of Hazardous Substances at, in, on, around or potentially affecting any of the Trust Property or the soil, groundwater or soil vapor on or under any of the Trust Property, or of any matter covered by the Company's obligations hereunder. No Indemnified Party shall be deemed to have permitted, caused, contributed to or acquiesced in any such Release, presence, existence or threatened Release of Hazardous Substances or any other matter covered by the Company's obligations hereunder solely because Trustee or any other Indemnified Party had notice or knowledge thereof, or because Trustee or any other Indemnified Party exercised or failed to exercise any right contained in the Indenture, the Notes or the Collateral Documents, whether at the time this Agreement is delivered or at any other time.

     4.9 Site Visits, Observations and Testing. The Indemnified Parties and their agents and representatives, either (i) upon reasonable belief of the existence of a past or present Release or threatened Release of any Hazardous Substance into, onto, beneath or from any of the Trust Property that was not previously disclosed in writing to Trustee in connection with the making, renewal or modification of the Obligations of the Company to the Trustee, or
(ii) after the commencement of judicial or nonjudicial foreclosure proceedings against any of the Trust Property, shall have the right during the normal business hours of the Company or its tenants at the Applicable Trust Property, to enter and visit the Applicable Trust Property for the purposes of observing the Applicable Trust Property, taking and removing soil or groundwater samples, and conducting tests on any part of such Trust Property. The Indemnified Parties have no duty, however, to visit or observe the Applicable Trust Property or to conduct tests, and no site visit, observation or testing by any Indemnified Party shall impose any liability on any Indemnified Party. In no event shall any site visit, observation or testing by any Indemnified Party be a representation that Hazardous Substances are or are not present in, on, under or around the Applicable Trust Property, or that there has been or shall be compliance with any law, regulation or ordinance pertaining to Hazardous Substances or any other applicable governmental law. Neither the Company nor any other party is entitled to rely on any site visit, observation or testing by any Indemnified Party. Except as provided in the last sentence of this Section 4.9, the Indemnified Parties owe no duty of care to protect the Company or any other party against, or to inform the Company or any other party of, any Hazardous Substances or any other adverse condition affecting the Applicable Trust Property. The Indemnified Parties shall not be obligated to disclose to the Company or any other party any report or findings made as a result of, or in connection with, any site visit, observation or testing by any Indemnified Party. Any Indemnified Party shall give the Company reasonable notice before entering the Applicable Trust Property, except in emergency cases, cases in which the Company or its tenants have abandoned any of the Trust Property, or cases in which it is impracticable to give such notice. Twenty-four (24) hours' notice shall be presumed to be reasonable notice in the absence of evidence to the contrary. The Indemnified Parties shall make reasonable efforts to avoid interfering with the Company's use of the Trust Property in exercising any rights provided in this Section 4.5, and shall reimburse the Company for the cost of repair of any physical injury to the Applicable Trust Property caused solely by the exercise of such rights.

     4.10 Defense of Indemnified Parties. Upon demand by any Indemnified Party, the Company shall defend any investigation, action or proceeding involving any matter covered or potentially covered by the Company's obligations hereunder under Article II hereof or Indemnified Costs under Article III hereof which is brought or commenced against any Indemnified Party, whether alone or together with the Company or any other person, all at the Company's own cost and by counsel to be approved by the Indemnified Party in the exercise of its reasonable judgment. In the alternative, any Indemnified Party may elect, at any time that it determines in good faith that its interests are not or will not be adequately protected in connection with any such investigation, action or proceeding, to conduct its own defense at the expense of the Company. The Company may not, without Trustee's prior written consent, settle or compromise any such investigation, action or proceeding unless (x) either (i) all the Obligations of the Company to Trustee shall have been completely satisfied or
(ii) such settlement or compromise will not adversely affect any of the Trust Property and (y) such settlement or compromise either (i) will not adversely affect the interests of any Indemnified Party, or (ii) includes a written release of each Indemnified Party, in form, scope and substance satisfactory to such Indemnified Party, from all liability under such investigation, action or proceeding.

                                   ARTICLE V

     5. General Provisions.

     5.1 Survival of Rights and Obligations. All rights of the Indemnified Parties and all obligations of the Company under this Agreement shall survive the following, as unsecured rights and obligations:

     (a) The payment and performance of the Obligations of the Company to Trustee and/or any other obligations created by the Indenture, the Notes or the Collateral Documents;

     (b) The reconveyance of any or all of the Deeds of Trust and/or release of any other security for the Obligations of the Company to Trustee under the Indenture, the Notes or the Collateral Documents;

     (c) The foreclosure of any or all of the Deeds of Trust and/or any other security for the Obligations of the Company to Trustee and/or the other obligations under the Indenture or the Notes, notwithstanding that all or any portion of such Obligations and other obligations (other than the Company's obligations hereunder) may have been discharged thereby;

     (d) The extinguishment of any or all of the Deeds of Trust and/or other documents by any means, including deed or assignment in lieu of foreclosure;

     (e) Any election by any Indemnified Party to purchase any portion of the Trust Property by crediting all or any portion of the secured Obligations of the Company to Trustee against the purchase price therefor (except to the extent and only to the extent that such Indemnified Party has specifically elected in writing in its sole discretion to credit against the purchase price such secured Obligations, consisting of costs, amounts or liabilities under Article II hereof or Indemnified Costs under Article III hereof which were liquidated in an amount at the time of such foreclosure sale), it being agreed that such secured Obligations shall be discharged by any such crediting in the order set forth in
Section 5.8 hereof;

     (f) The acquisition of the Trust Property or any portion of it by any of the Indemnified Parties; and

     (g) The transfer of all or any portion of Trustee's and/or any Secured Parties' rights under the Indenture, the Notes and/any of the Trust Property.

     5.2 Liability of the Company. The liability of the Company under this Agreement shall in no way be limited or impaired by any amendment or modification of the provisions of the Indenture, the Notes or the Collateral Documents to or with Trustee by the Company or any person who succeeds the Company as owner of any of the Trust Property. In addition, the liability of the Company under this Agreement shall in no way be limited or impaired by (i) any extensions of time for performance required by any of the Indenture, the Notes or the Collateral Documents; (ii) any sale, assignment, or foreclosure of any of the Indenture, the Notes or the Collateral Documents or any sale or transfer of all or part of the Trust Property; (iii) any exculpatory provision in any of the Indenture, the Notes or the Collateral Documents limiting Trustee's recourse to property encumbered by any of the Deeds of Trust or to any other security, or limiting Trustee's rights to a deficiency judgment against the Company; (iv) the accuracy or inaccuracy of the representations and warranties made by the Company under any of the Indenture, the Notes or the Collateral Documents; (v) the release of the Company or any other person or entity from performance or observance of any of the agreements, covenants, terms, or conditions contained in any of the Indenture, the Notes or the Collateral Documents, by operation of law, Trustee's voluntary act, or otherwise; (vi) the release or substitution in whole or in part of any security for the Indenture, the Notes or the Collateral Documents; or (vii) Trustee's failure to record any of the Deeds of Trust or file any UCC financing statements (or Trustee's improper recording or filing of any thereof) or otherwise to perfect, protect, secure, or insure any security interest or Lien given as security for the secured Obligations of the Company to Trustee; and, in any such case, whether with or without notice to the Company and with or without consideration.

     5.3 Reservation of Other Rights and Remedies. Nothing in this Agreement shall be construed to limit any claim or right which any Indemnified Party may otherwise have at any time against the Company or any other person arising from any source other than this Agreement, including any claim for fraud, misrepresenta-tion, waste, or breach of contract other than this Agreement, and any rights of contribution or indemnity under federal, state or local environmental law or other applicable law, regulation or ordinance.

     5.4 Delay; Cumulative Remedies. If any Indemnified Party delays or fails to exercise any right or remedy against the Company, that alone shall not be construed as a waiver of that right or remedy. All remedies of any Indemnified Party against the Company are cumulative.

     5.5 Successive Actions. A separate right of action hereunder shall arise each time any Indemnified Party incurs any costs, amounts or liabilities under
Article II hereof or Indemnified Costs under Article III hereof. Separate and successive actions may be brought hereunder to enforce any of the provisions hereof at any time and from time to time. No action hereunder shall preclude any subsequent action, and the Company hereby waives and covenants not to assert any defense in the nature of splitting of causes of action or merger of judgments.

     5.6 Rules of Construction. In this Agreement, the word "person" includes any individual, company, trust or other legal entity of any kind. The word "include(s)" means "include(s), without limitation," and the word "including" means "including, but not limited to." When the context and construction so require, all words used in the singular shall be deemed to have been used in the plural and vice versa. All headings appearing in this Agreement are for convenience only and shall be disregarded in construing this Agreement.

     5.7 Costs and Expenses. The Company agrees to pay all of the Indemnified Parties' costs and expenses, including reasonable attorneys' fees, which may be incurred in any effort to enforce any term of this Agreement, including all such costs and expenses which may be incurred by any Indemnified Party in any legal action, reference or arbitration proceeding. From the time(s) incurred until paid in full to the Indemnified Party, those sums shall bear interest at the Default Rate.

     5.8 Application of Payments. The Company hereby acknowledges and agrees that any amounts realized by any Indemnified Party by reason of any payments made pursuant to any of the Indenture, the Notes or the Collateral Documents (other than this Agreement), any foreclosure of the Collateral Documents or other security for the secured Obligations of the Company to Trustee (including any amounts realized by reason of any credit bid in connection with any such foreclosure), any conveyance in lieu of foreclosure, any other realization upon any security for such secured Obligations (including any drawings under any letters of credit), any recoveries against the Company personally (whether pursuant to Section 726.5 of the California Code of Civil Procedure or otherwise, except for recoveries against the Company under this Agreement), and any recoveries against any person or entity other than the Company (including any guarantor), shall, to the maximum extent permitted by applicable law, be applied to pay the secured Obligations of the Company to Trustee other than obligations of the Company arising under this Agreement prior to being applied to pay obligations of the Company arising under this Agreement.

     5.9 Notices. All notices, demands, and other communications under this Agreement shall be in writing, and shall be deemed if given in accordance with the provisions of the Indenture.

     5.10 Attorneys' Fees. In any action to enforce, construe or defend any provision hereof, or as a consequence of any default hereunder, the prevailing party shall be entitled to recover from the losing party all reasonable attorneys' fees and costs incurred by the prevailing party in connection therewith, together with interest thereon from the date of award at the maximum rate allowed under applicable law.

     5.11 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE IN WHICH THE APPLICABLE TRUST PROPERTY IS LOCATED, EXCEPT TO THE EXTENT PREEMPTED BY FEDERAL LAW.

     5.12 Time of the Essence. Time is hereby declared to be of the essence of this Agreement and of every part hereof.

     5.13 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, that portion shall be deemed severed, and all remaining parts shall continue in full force as though the invalid, illegal or unenforceable portion had never been part of this Agreement.

     5.14 Gender. When the context and construction so require, all words used in the singular herein shall be deemed to have been used in the plural, the masculine shall include the feminine and neuter, and vice versa.

     5.15 Headings. All headings appearing herein are for convenience only and shall be disregarded in construing this Agreement.

     5.16 Provisional Remedies, Self-Help and Foreclosure. No provision of this Article shall limit the right of any party to this Agreement to exercise self-help remedies such as set off, or the expenditure of funds to protect or preserve collateral, or to foreclose against or sell any real or personal property collateral or security, or to obtain provisional or ancillary remedies from a court of competent jurisdiction, whether before, after, or during the pendency of any arbitration or other proceeding. The exercise of a remedy does not waive the right of either party to resort to arbitration or reference.

     5.17 Waiver of Right to Trial by Jury. The Company hereby waives any right to trial by jury with respect to any action or proceeding between or among the Company and any Indemnified Parties relating to this Agreement. This Agreement constitutes a written consent to waiver of trial by jury pursuant to the provisions of California Code of Civil Procedure Section 631 [add Texas and Arkansas statutes], and any party is authorized and empowered to file this Agreement with the clerk or judge of any court of competent jurisdiction as a statutory written consent to waiver of trial by jury.

     5.18 Reasonable Consents. Whenever any provision of this Agreement calls for the consent or approval of the Company or Trustee, such consent or approval
(a) shall not be effective unless in a writing signed by that entity, and (b) except as otherwise expressly set forth herein, such consent shall not be unreasonably withheld or delayed.

     IN WITNESS WHEREOF, this Agreement has been duly executed by the Company as of the date first written above.

                                            AMERICAN RICE, INC.,
                                            a Texas corporation

                                            By:
                                            Name:
                                            Title:

                                            By:
                                            Name:
                                            Title:

                                  EXHIBIT "A"

                        HAZARDOUS SUBSTANCES DISCLOSURE